Exhibit 2.1

AMENDMENT NO. 3 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 3 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of February 16, 2024, is made and entered into by and among (i) Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”), (ii) Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (the “Company”), and (iii) Catcha Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”; together with Catcha and the Company, the “Parties” and, each, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Business Combination Agreement (as defined below). WHEREAS, (i) Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”), (ii) CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), (iii) Catcha, and (iv) the Company are parties to that certain Business Combination Agreement, dated as of August 3, 2023 (as amended by Amendment No. 1 and Amendment No. 2 (each as defined below), the “Business Combination Agreement”);

WHEREAS, the Parties previously entered into Amendment No. 1 to Business Combination Agreement on October 2, 2023 (“Amendment No. 1”) and Amendment No. 2 to Business Combination Agreement on January 31, 2024 (“Amendment No. 2”);

WHEREAS, pursuant to Section 12.8 of the Business Combination Agreement, the Business Combination Agreement may be amended by execution of a written instrument signed by the Parties; and

WHEREAS, each Party agrees to amend the Business Combination Agreement in certain respects as described in this Amendment. NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

AMENDMENT

Section 1.1 Effective as of the date of this Amendment, Section 10.1(b) of the Business Combination Agreement is hereby deleted in its entirety and shall be replaced with the following:

“(b) by written notice by either Catcha or the Company to the other Parties, if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by May 17, 2024 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”

Section 1.2 Effective as of the date of this Amendment, Section 11.1 of the Business Combination Agreement is hereby deleted in its entirety and shall be replaced with the following:

“11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Merger Sub and PubCo each hereby represents and warrants that it has read the IPO Prospectus and understands that Catcha has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Catcha’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Catcha’s public Shareholders (including overallotment shares acquired by Catcha’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Catcha may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Catcha Class A Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) or in connection with an amendment to Catcha’s Organizational Documents to extend Catcha’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Catcha fails to consummate a Business Combination within 36 months after the closing of the IPO, subject to extension by amendment to Catcha’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes, and (d) to Catcha after or concurrently with the consummation of a Business Combination. For and in consideration of Catcha entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Merger Sub and PubCo hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Merger Sub or PubCo nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Catcha or any of its Representatives, on the one hand, and the Company, Merger Sub, PubCo or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Merger Sub and PubCo on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Catcha or its Affiliates). The Company, Merger Sub and PubCo each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Catcha and its Affiliates to induce Catcha to enter in this Agreement, and each of the Company, Merger Sub and PubCo further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Merger Sub or PubCo or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Catcha or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Catcha or its Representatives, each of the Company, Merger Sub and PubCo hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Merger Sub or PubCo or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Catcha or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Catcha and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub, PubCo and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Catcha or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason and continue indefinitely.”

ARTICLE 2

MISCELLANEOUS

Section 2.1 Each Party hereby agrees that, except as specifically provided in this Amendment, the Business Combination Agreement shall remain in full force and effect without any other amendments or modifications.

Section 2.2 The provisions of Article XII of the Business Combination Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment, mutatis mutandis, for all purposes.

* * * * *

IN WITNESS WHEREOF, each Party has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

CATCHA INVESTMENT CORP

By:	/s/ Patrick Grove
Name: Patrick Grove
Title: Chief Executive Officer

CATCHA HOLDINGS LLC

By:	/s/ Patrick Grove
Name: Patrick Grove Title: Manager

[Signature Page – Amendment No. 3 to Business Combination Agreement]

IN WITNESS WHEREOF, each Party has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

CROWN LNG HOLDING AS

By:	/s/ Jorn S. Husemoen
Name: Jorn S. Husemoen
Title: Chief Financial Officer

[Signature Page – Amendment No. 3 to Business Combination Agreement]